Exhibit 10.6

FORM OF TECHNOLOGY AGREEMENT

THIS TECHNOLOGY ASSIGNMENT, JOINT OWNERSHIP AND LICENSE AGREEMENT (the “Technology Agreement”) is effective as of                                  (the “Effective Date”) by and between NCR Corporation, a Maryland corporation, having a principal place of business at 1700 S. Patterson Blvd., Dayton, Ohio 45479 (“NCR”), and Teradata US, Inc., a Delaware corporation, having a principal place of business at 1700 S. Patterson Blvd., Dayton, Ohio 45479 (“Teradata”).

RECITALS

WHEREAS, the Board of Directors of NCR has determined that it is in the best interests of NCR and its shareholders to separate NCR’s existing businesses into two independent businesses;

WHEREAS, in furtherance of the foregoing, it is appropriate and desirable to transfer the Teradata Assets to Teradata and its Subsidiaries and to cause Teradata and its Subsidiaries to assume the Teradata Liabilities;

WHEREAS, in furtherance of the foregoing NCR and Teradata Corporation are executing a Separation and Distribution Agreement (the “Separation Agreement”), to which this Assignment is an Ancillary Agreement;

WHEREAS, NCR desires to transfer to Teradata, and Teradata desires to receive from NCR, a full and complete interest in the Teradata Technology and an undivided one-half ( 1/2) interest in certain other technology;

WHEREAS, NCR desires to grant to Teradata, and Teradata desires to receive from NCR, certain rights to use technology which is or will be owned by NCR on or after the date hereof;

WHEREAS, Teradata desires to grant to NCR, and NCR desires to receive from Teradata, certain rights to use technology which is or will be owned by Teradata on or after the data hereof;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINITIONS

Except as otherwise expressly provided herein, all capitalized terms used herein have the meanings assigned to them in the Separation Agreement, which is incorporated herein by reference. As used in this Technology Agreement, the following terms shall have the meanings indicated.

1/7

1.1	“Common Support Function Technology” shall mean the Technology used by both NCR and Teradata for their reasonable business purposes, and includes the Technology listed in Schedule 1, attached hereto and incorporated herein by reference. The Common Support Function Technology includes the computer programs, in source and object code forms, listed in Schedule 1, and their respective associated documentation. Common Support Function Technology shall also include any technical information associated with any of the Teradata Patent Rights (as defined in the Patent License Agreement between the parties) provided such technical information is not associated with (i) the NCR Patent Rights (as defined in the Patent License Agreement between the parties), or (ii) the NCR Fields.

1.2	“Copyrights” shall mean any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. §101 et seq.

1.3	“Enterprise Technology” shall mean any and all Technology existing as of the Effective Date that is owned by, and was developed by or for, or purchased by NCR or its Subsidiaries, including any of its business units and divisions (such as the Teradata division). The term includes any and all Technology owned or controlled by any of NCR’s Subsidiaries under which NCR has the right to grant any of the right-to-use licenses of the type and on the terms herein granted.

1.4	“Fields” shall mean: with respect to NCR, the NCR Fields; with respect to Teradata, the Teradata Fields.

1.5	“NCR Fields” shall mean software, hardware, components, systems, data models, tools, utilities, processes, methods, and services for or relating to:

(a) Self-service terminals (SSTs), including, but not limited to, automated teller machines, kiosks, self checkout terminals, airline, hotel and hospital check-in and/or check-out terminals, bill payment terminals, statement terminals, and information terminals;

(b) Point of sale (PoS) equipment, including, but not limited to, terminals, scanners, printers, and other peripherals used or suitable for a retail environment;

(c) Consumable media products, including, but not limited to, printer cartridges, printer ribbons, printer paper, receipt/check paper, and business forms;

(d) Payment item processing, including, but not limited to, readers, imagers, analyzers, validators, and sorters for checks, remittance slips, and other payment items;

(e) Radio-frequency identification (RFID) taggants and readers; and

(f) Taggants comprising host matrices (such as silica) doped with one or more luminophores (such as rare earth elements), readers for such taggants, and authentication systems for validating such taggants.

1.6	“NCR Technology” shall mean the Enterprise Technology except: (a) the Teradata Technology, and (b) the Common Support Function Technology.

2/7

1.7	“Technology” shall mean any and all technical and/or business information, computer or other apparatus programs, specifications, drawings, records, algorithms, utilities, flow charts, documentation, works of authorship or other creative works, ideas, knowledge, or data. The term Technology includes registered and unregistered Copyrights, mask works, and any other intellectual property right, but does not include trademarks, trade names, trade dress, service marks, URLs, domain names, or any patents or patent applications.

1.8	“Teradata Fields” shall mean software, hardware, components, systems, data models, tools, utilities, processes, methods, and services for or relating to:

(a) data warehousing, including, but not limited to, aggregating, storing, organizing, and processing large amounts of data received from other systems (including, but not limited to, data received from systems in NCR Fields) using database system software in a data warehouse, and aggregating, storing, organizing and processing data on a smaller scale for a particular decision-support purpose in a data mart; and

(b) analytical solutions designed primarily for analyzing data from or stored in one or more databases, including, but not limited to, customer relationship management, supplier relationship management, and inventory/supply/demand management.

1.9	“Teradata Technology” shall mean all Technology created or acquired by the Teradata division of NCR (including its precursors such as Teradata Corporation) prior to the Effective Date for use with or in relation to Teradata products and/or services, and includes without limitation the Technology listed in Schedule 2, attached hereto and incorporated herein by reference.

Article 2

ASSIGNMENT

2.1	NCR hereby irrevocably assigns to Teradata (except as otherwise provided in an Ancillary Agreement) all of NCR’s rights, title, and interest in and to the Teradata Technology in the United States and throughout the world along with the exclusive right to grant licenses under the Teradata Technology and the right to sue for past infringement of any intellectual property right in the Teradata Technology.

Article 3

RETENTION

3.1	NCR and Teradata agree that NCR retains solely all rights, title, and interest in and to the NCR Technology.

Article 4

COMMON SUPPORT FUNCTION TECHNOLOGY

4.1	NCR hereby irrevocably transfers and assigns to Teradata an undivided, one-half ( 1/2), unrestricted interest in the Common Support Function Technology. Each party

3/7

hereto shall jointly own an equal, undivided one-half ( 1/2) interest in each of the Common Support Function Technology with no duty to account to the other party for any exploitation of such Common Support Function Technology.

Article 5

ACCESS AND USE OF

ENTERPRISE TECHNOLOGY

5.1	During a one (1) month period beginning on the Effective Date, each party shall have the right to access and to copy any and all portions of the Enterprise Technology in possession of the other party, for any legitimate business purpose of that party. Such access and copying shall be in accordance with a reasonable request and schedule to be mutually agreed upon between the party in possession of the Technology that is requested and the requesting party. All costs associated with the assembling, copying, and delivering of such Technology shall be borne by the requesting party.

5.2	Each party agrees to comply fully with all export laws, restrictions, national security controls and regulations of the United States, and all other applicable foreign agencies and authorities with respect to any and all portions of the Enterprise Technology.

5.3	Both parties hereto agree that NCR and its Affiliates shall have a worldwide, exclusive, payment-free, fully paid up, non-transferable right to use the Enterprise Technology for any and all business purposes in the NCR Fields.

5.4	NCR’s right to use the Enterprise Technology in the NCR Fields includes the right of NCR and its Affiliates to copy, modify, and improve any portion of Enterprise Technology.

5.5	Both parties hereto agree that Teradata and its Affiliates shall have a worldwide, exclusive, payment-free, fully paid up, non-transferable right to use the Enterprise Technology for any and all business purposes in the Teradata Fields.

5.6	Teradata’s right to use the Enterprise Technology in the Teradata Fields includes the right of Teradata and its Affiliates to copy, modify, and improve any portion of Enterprise Technology.

5.7	Each party’s rights to use the Enterprise Technology includes the right to disclose to any of its suppliers or prospective suppliers those portions (but only those portions) of Enterprise Technology that are necessary for the procurement by such party of components, subsystems, subassemblies, products, and/or services of the businesses of such party within such party’s respective Fields.

5.8

Each party’s rights to use the Enterprise Technology includes the right to disclose to any of its partners or prospective partners (including but not limited to distributors, value added resellers, agents, prime contractors, and the like) those portions (but only those portions) of Enterprise Technology that are necessary for the performance of any obligations by such party (the “Necessary Portions”) with

4/7

respect to such partnership within such party’s respective Field. The right of each party to disclose Necessary Portions to partners or prospective partners extends to disclosing Necessary Portions outside of such party’s respective Field provided the primary purpose of such partnership is to expand the offerings of such party within its respective Field.

5.9	Each party agrees that it will not make any portion of the Enterprise Technology available to any such supplier, partner, or prospective supplier or prospective partner, except under terms and conditions (including confidentiality, use, and disclosure restrictions) normally used by such party to protect its own proprietary information of a similar nature.

Article 6

TERMINATION

6.1	The licenses granted hereunder are irrevocable, notwithstanding termination by either party. Either party (the “Terminating Party”) may voluntarily terminate this Technology Agreement by providing written notice to the other party (the “Non-Terminating Party”). Such termination shall not affect the rights of the Terminating Party with respect to any use prior to such termination, and shall not affect the rights of the Non-Terminating Party before or after termination.

Article 7

MISCELLANEOUS PROVISIONS

7.1	No Additional Obligations. Other than as expressly provided herein, neither party shall be under any obligation to provide the other party with any assistance of any kind whatsoever.

7.2	Disclaimer. All information provided under this Technology Agreement is provided “as-is”, and neither party makes any representations, warranties, or assumes any obligations or warranties whatever, or confers any right by implication, estoppel, or otherwise, other than as expressly provided herein.

7.3	No Patent License. Nothing contained in this Technology Agreement shall be construed as conferring by implication, estoppel, or otherwise any license or right under any patent or patent application, whether or not the exercise of any right herein granted necessarily employs an invention of any existing or later issued patent.

7.4	Confidentiality. The confidentiality obligations of each party under the Separation Agreement shall apply to such party’s handling and treatment of the Enterprise Technology.

7.5	Governing Law and Venue. This Technology Agreement and the rights of NCR and of Teradata hereunder shall be interpreted, governed, construed, applied and enforced in accordance with the provisions of Section 11.2 of the Separation Agreement.

5/7

7.6	Notice. Any notice or request required or permitted to be given under or in connection with this Technology Agreement or the subject matter hereof shall be deemed to have been sufficiently given when dispatched in accordance with the provisions of Section 11.5 of the Separation Agreement.

7.7	Assignment. This Technology Agreement is not assignable by either party except with the transfer to a third party (the “Acquiring Party”) of the entire business (the “Acquired Business”) of one of the parties (the “Assigning Party”), subject to the following:

(a) No assignment shall be made to the Acquiring Party without prior written notice by the Assigning Party to the other Party (the “Non-Assigning Party”), but the Non-Assigning Party’s consent is not required for such assignment;

(b) The licenses granted under this Technology Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of both parties; and

(c) Any assignment pursuant to this Section 7.7 shall not terminate, impair or in any way change any obligations or rights which the Non-Assigning Party would have had if such assignment had not occurred. Any purported conveyance or other attempt by either party to confer or extend the benefits and privileges of this Technology Agreement to any third party, other than as provided in this Section 7.7, shall be void and ineffective.

7.8	Entire Understanding. This Technology Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

7.9	Dispute Resolution. Disputes shall be resolved as specified in Article VIII of the Separation Agreement.

7.10	No Waiver. No failure or delay to act upon any default or to exercise any right, power or remedy hereunder will operate as a waiver of any such default, right, power or remedy.

(Signature page follows)

6/7

IN WITNESS WHEREOF each of the parties hereto has caused this Technology Agreement to be executed by its respective duly authorized officer or representative at Dayton, Ohio on                      2007.

NCR Corporation	Teradata US, Inc.

By:	By:

Print:	Print:

Title:	Title:

Date:	Date:

7/7